The Target Portfolio Trust
For the year ended 10/31/08
File number 811-07064


Important Notice Regarding Change in Investment Policy

THE TARGET PORTFOLIO TRUST
International Bond Portfolio

Supplement dated December 30, 2008
To the Prospectus and Statement of Additional Information dated
December 31, 2007

           At a recent meeting, the Board of Trustees approved a change in non-fundamental investment policy for the International Bond Portfolio (the "Portfolio") that is expected to become effective on or about February 28, 2009 . The current and revised investment policy is described below.


CURRENT NON-FUNDAMENTAL INVESTMENT POLICY:

We normally invest at least 80% of the
Portfolio's investable assets in high grade foreign bonds of issuers in a diverse array of countries outside the U.S.


REVISED NON-FUNDAMENTAL INVESTMENT POLICY:

We normally invest at least 80% of the
Portfolio's investable assets in high
grade fixed income instruments of issuers in a diverse array of countries outside the U.S., which may be represented by swaps, futures contracts (including related options) and options on such securities.